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EXHIBIT 99B.4
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CONSOLIDATED STATEMENTS OF                              U S WEST, Inc.
CASH FLOWS (UNAUDITED)
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                                                       Quarter Ended
                                                          March 31,
In millions                                           1994        1993
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
OPERATING ACTIVITIES
Net income                                            $324        $316
Adjustments to net income:
 Depreciation and amortization                         503         490
 Discontinued operations                                 -         (20)
 Deferred income taxes and amortization
  of investment tax credits                             75          17
 Changes in operating assets and liabilities:
  Accounts and notes receivable                         26         (23)
  Inventories, supplies and other                      (59)        (71)
  Accounts payable and accrued liabilities             (44)        136
 Other - net                                           (68)       (189)
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 Cash provided by operating activities                 757         656
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (654)       (640)
 Proceeds from disposals of property, plant and
  equipment, net                                        18          22
 Other - net                                           (76)        (73)
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 Cash (used) for investing activities                 (712)       (691)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                     335         422
 Proceeds from issuance of long-term debt              182         112
 Repayments of long-term debt                         (116)       (229)
 Dividends paid                                       (223)       (201)
 Proceeds from issuance of common stock                256          19
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Cash provided by financing activities                  434         123
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Cash provided by continuing operations                 479          88
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Cash provided by (used for) discontinued
 operations                                           (161)         25
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CASH AND CASH EQUIVALENTS
 Increase                                              318         113
 Beginning balance                                     128         159
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 Ending balance                                       $446        $272
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